Exhibit 99

Dillard’s, Inc. Reports Third Quarter and Year-to-Date Results

LITTLE ROCK, Ark. (BUSINESS WIRE) – November 9, 2023 - Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 39 weeks ended October 28, 2023. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard’s Chief Executive Officer William T. Dillard, II stated, “The sales environment remained challenging in the third quarter with particular weakness beginning in September. Our focus on producing profitable sales with inventory control paid off - with retail gross margin of 45.3% and inventory down 1% year over year. We repurchased $48 million of stock and had $893 million of cash and short-term investments remaining.”

Highlights of the Third Quarter (compared to the prior year third quarter):

•Total retail sales decreased 6%
•	Comparable store sales decreased 6%
•	Net income of $155.3 million compared to $187.9 million
•	Earnings per share of $9.49 compared to $10.96
•	Retail gross margin of 45.3% of sales compared to 45.7% of sales
•	Operating expenses were $421.8 million (28.6% of sales) compared to $413.8 million (26.8% of sales)
•	Share repurchase of $48.0 million (approximately 151,000 shares)
•	Ending inventory decreased 1% year over year

Third Quarter Results

Dillard’s reported net income for the 13 weeks ended October 28, 2023 of $155.3 million, or $9.49 per share compared to $187.9 million, or $10.96 per share, for the prior year third quarter. Included in net income for the 13 weeks ended October 28, 2023 is a pretax gain of $4.0 million ($3.1 million after tax or $0.19 per share) primarily related to the sale of a store property.

Sales – Third Quarter

Net sales for the 13 weeks ended October 28, 2023 and October 29, 2022 were $1.476 billion and $1.544 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total retail sales (which excludes CDI) for the 13 weeks ended October 28, 2023 and October 29, 2022 were $1.409 billion and $1.499 billion, respectively. Total retail sales decreased 6% for the 13-week period ended October 28, 2023 compared to the prior year third quarter. Sales in comparable stores decreased 6%. The Company noted a challenging sales environment during the quarter with particular weakness beginning in September. Cosmetics was the strongest performing category followed by home and furniture. Juniors’ and children’s apparel was the weakest category.

Gross Margin – Third Quarter

Consolidated gross margin for the 13 weeks ended October 28, 2023 was 43.5% of sales compared to 44.6% of sales for the prior year third quarter.

Retail gross margin (which excludes CDI) for the 13 weeks ended October 28, 2023 was 45.3% of sales compared to 45.7% of sales for the prior year third quarter. Gross margin increased moderately in home and furniture and ladies’ apparel category. Gross margin was essentially flat in cosmetics and down slightly in men’s apparel and accessories, juniors’ and children’s apparel and shoes. Gross margin was down moderately in ladies’ accessories and lingerie.

Inventory decreased 1% for the 13 weeks ended October 28, 2023 compared to the 13 weeks ended October 29, 2022.

Selling, General & Administrative Expenses – Third Quarter

Consolidated selling, general and administrative expenses (“operating expenses”) for the 13 weeks ended October 28, 2023 were $421.8 million (28.6% of sales) compared to $413.8 million (26.8% of sales) for the prior year third quarter. The increase in operating expenses is primarily due to increased payroll and payroll-related expenses.

Highlights of the 39 Weeks (compared to the prior year 39 weeks):

•Total retail sales decreased 5%
•	Comparable store sales decreased 4%
•	Net income of $488.3 million compared to $602.5 million
•	Earnings per share of $29.38 compared to $34.05
•	Retail gross margin of 43.7% of sales compared to 44.9% of sales
•	Operating expenses were $1,240.7 million (26.8% of sales) compared to $1,215.9 million (25.6% of sales)
•	Share repurchase of $265.2 million (approximately 866,000 shares)

39-Week Results

Dillard’s reported net income for the 39 weeks ended October 28, 2023 of $488.3 million, or $29.38 per share. This compares to $602.5 million, or $34.05 per share, for the prior year 39-week period. Included in net income for the 39 weeks ended October 28, 2023 is a pretax gain of $6.0 million ($4.6 million after tax or $0.28 per share) primarily related to the sale of two store properties.

Included in net income for the prior year 39-week period is a pretax gain of $7.2 million ($5.6 million after tax or $0.32 per share) primarily related to the sale of a store property.

Sales – 39 Weeks

Net sales for the 39 weeks ended October 28, 2023 and October 29, 2022 were $4.628 billion and $4.744 billion, respectively.

Total retail sales for the 39 weeks ended October 28, 2023 and October 29, 2022 were $4.423 billion and $4.633 billion, respectively. Total retail sales decreased 5% for the 39-week period ended October 28, 2023 compared to the prior year 39-week period. Sales in comparable stores decreased 4%.

Gross Margin – 39 Weeks

Consolidated gross margin for the 39 weeks ended October 28, 2023 was 42.0% of sales compared to 44.0% of sales for the prior year 39-week period.

Retail gross margin for the 39 weeks ended October 28, 2023 was 43.7% of sales compared to 44.9% of sales for the prior year 39-week period.

Selling, General & Administrative Expenses – 39 Weeks

Operating expenses for the 39 weeks ended October 28, 2023 were $1,240.7 million (26.8% of sales) compared to $1,215.9 million (25.6% of sales) for the prior year 39-week period. The increase in operating expenses is primarily due to increased payroll and payroll-related expenses.

Share Repurchase

During the 13 weeks ended October 28, 2023, the Company purchased $48.0 million (approximately 151,000 shares) of Class A Common Stock at an average price of $318.01 per share. During the 39 weeks ended October 28, 2023, the Company purchased $265.2 million (approximately 866,000 shares) at an average price of $306.41 per share. As of October 28, 2023, authorization of $410.2 million remained under the May 2023 program.

Total shares outstanding (Class A and Class B Common Stock) at October 28, 2023 and October 29, 2022 were 16.3 million and 17.1 million, respectively.

Store Information

Dillard’s closed its MacArthur Center location in Norfolk, Virginia (240,000 square feet) during the third quarter. The Company operates 273 Dillard’s stores, including 27 clearance centers, spanning 29 states (totaling 46.7 million square feet) and an Internet store at dillards.com.

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In Millions, Except Per Share Data)

	13 Weeks Ended				39 Weeks Ended
	October 28, 2023		October 29, 2022		October 28, 2023		October 29, 2022
		% of		% of		% of		% of
		Net		Net		Net		Net
	Amount	Sales	Amount	Sales	Amount	Sales	Amount	Sales
Net sales	$1,476.4	100.0%	$1,544.1	100.0%	$4,627.7	100.0%	$4,744.4	100.0%
Service charges and other income	27.8	1.9	29.0	1.9	87.9	1.9	89.3	1.9
	1,504.2	101.9	1,573.1	101.9	4,715.6	101.9	4,833.7	101.9

Cost of sales	834.5	56.5	855.7	55.4	2,684.6	58.0	2,658.3	56.0
Selling, general and administrative expenses	421.8	28.6	413.8	26.8	1,240.7	26.8	1,215.9	25.6
Depreciation and amortization	44.7	3.0	46.7	3.0	135.3	2.9	140.8	3.0
Rentals	4.9	0.3	5.3	0.3	14.3	0.3	15.7	0.3
Interest and debt (income) expense, net	(1.8)	(0.1)	7.0	0.5	(1.5)	0.0	27.1	0.6
Other expense	4.7	0.3	1.9	0.1	14.1	0.3	5.8	0.1
Gain on disposal of assets	4.0	0.3	—	0.0	6.0	0.1	7.2	0.2
Income before income taxes	199.4	13.5	242.7	15.7	634.1	13.7	777.3	16.4
Income taxes	44.1		54.8		145.8		174.8
Net income	$155.3	10.5%	$187.9	12.2%	$488.3	10.6%	$602.5	12.7%

Basic and diluted earnings per share	$9.49		$10.96		$29.38		$34.05
Basic and diluted weighted average shares outstanding	16.4		17.1		16.6		17.7

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In Millions)

	October 28,	October 29,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$842.0	$532.7
Accounts receivable	57.4	40.5
Short-term investments	51.3	198.0
Merchandise inventories	1,629.2	1,644.7
Other current assets	85.7	99.5
Total current assets	2,665.6	2,515.4

Property and equipment, net	1,094.6	1,146.1
Operating lease assets	34.4	36.7
Deferred income taxes	47.6	30.8
Other assets	55.7	63.6

Total assets	$3,897.9	$3,792.6

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable and accrued expenses	$1,181.2	$1,293.7
Current portion of long-term debt	—	44.8
Current portion of operating lease liabilities	8.5	10.3
Federal and state income taxes	12.5	7.4
Total current liabilities	1,202.2	1,356.2

Long-term debt	321.4	321.3
Operating lease liabilities	26.2	26.2
Other liabilities	334.5	279.5
Subordinated debentures	200.0	200.0
Stockholders’ equity	1,813.6	1,609.4

Total liabilities and stockholders’ equity	$3,897.9	$3,792.6

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	39 Weeks Ended
	October 28,	October 29,
	2023	2022
Operating activities:
Net income	$488.3	$602.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	136.5	141.9
Gain on disposal of assets	(6.0)	(7.2)
Accrued interest on short-term investments	(4.2)	(1.2)
Changes in operating assets and liabilities:
Increase in accounts receivable	(0.5)	(0.7)
Increase in merchandise inventories	(509.0)	(564.6)
Decrease (increase) in other current assets	4.6	(18.4)
Decrease (increase) in other assets	0.2	(0.2)
Increase in trade accounts payable and accrued expenses and other liabilities	354.6	425.2
Decrease in income taxes	(17.4)	(18.9)
Net cash provided by operating activities	447.1	558.4

Investing activities:
Purchase of property and equipment and capitalized software	(104.7)	(94.8)
Proceeds from disposal of assets	6.3	8.1
Proceeds from insurance	4.5	4.9
Purchase of short-term investments	(148.1)	(196.8)
Proceeds from maturities of short-term investments	250.0	—
Net cash provided by (used in) investing activities	8.0	(278.6)

Financing activities:
Cash dividends paid	(10.1)	(11.0)
Purchase of treasury stock	(263.3)	(452.9)
Net cash used in financing activities	(273.4)	(463.9)

Increase (decrease) in cash and cash equivalents	181.7	(184.1)
Cash and cash equivalents and restricted cash, beginning of period	660.3	716.8
Cash and cash equivalents, end of period	$842.0	$532.7

Non-cash transactions:
Accrued capital expenditures	$10.9	$8.8
Accrued purchase of treasury stock and excise taxes	4.6	—
Stock awards	1.3	2.3
Lease assets obtained in exchange for new operating lease liabilities	9.2	3.4

Estimates for 2023

The Company is providing the following estimates for certain financial statement items for the 53-week period ending February 3, 2024 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2023	2022
	Estimated	Actual
Depreciation and amortization	$180	$188
Rentals	22	23
Interest and debt (income) expense, net	(3)	31
Capital expenditures	140	120

Forward-Looking Information

This report contains certain forward-looking statements. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including statements regarding management’s expectations and forecasts for the 53-week period ended February 3, 2024 and beyond, statements concerning the opening of new stores or the closing of existing stores, statements concerning capital expenditures and sources of liquidity and statements concerning estimated taxes. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions including inflation, rising interest rates, bank failures, a potential U.S. Federal government shutdown, economic recession and changes in traffic at malls and shopping centers; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of and interest rates on consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in the Company’s ability to meet labor needs amid nationwide labor shortages and an intense competition for talent; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; high levels of unemployment; changes in tax legislation (including the Inflation Reduction Act of 2022); changes in legislation and governmental regulations, affecting such matters as the cost of employee benefits or credit card income, such as the Consumer Financial Protection Bureau’s recent proposal to amend Regulation Z to limit the dollar amounts credit card companies can charge for late fees; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in SOFR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence;

COVID-19 and other epidemic, pandemic or public health issues and their effects on public health, our supply chain, the health and well-being of our employees and customers and the retail industry in general; potential disruption of international trade and supply chain efficiencies; global conflicts (including the ongoing conflicts in the Middle East and Ukraine) and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, particularly those set forth under the caption “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023.

CONTACT:
Dillard’s, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com